Exhibit 10.3

AMENDED AND RESTATED SUBORDINATE PROMISSORY NOTE

$200,000,000	July 26, 2017

This amended and restated subordinate promissory note (this “Note”) amends, restates and supersedes in its entirety that certain Subordinate Promissory Note dated as of July 1, 2016 (the “Original Note”) between TEEKAY OFFSHORE PARTNERS L.P., a limited partnership formed and existing under the laws of the Republic of the Marshall Islands and having its principal office at Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda (“Borrower”), and TEEKAY CORPORATION, a corporation existing under the laws of the Republic of the Marshall Islands and having its principal office at Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08, Bermuda (“Original Lender”).

WHEREAS, Borrower and Original Lender entered into the Original Note, pursuant to which, among other things, Borrower promised to pay to the order of Original Lender Two Hundred Million United States Dollars (USD 200,000,000), together with interest thereon (the “Loan”), on the terms and conditions set forth in the Original Note.

WHEREAS, Borrower and Brookfield TK TOLP L.P., a Bermuda limited partnership (“Investor”), have entered into a certain Investment Agreement dated as of the date hereof (the “Investment Agreement”), pursuant to which, among other things, Investor has agreed to make an investment in Borrower on the terms and conditions set forth in the Investment Agreement.

Subject to Section 5 (Conditions Precedent) hereof and the other terms and conditions of this Note, (a) Original Lender hereby sells, assigns, grants, conveys and transfers to Investor all of Original Lender’s right, title and interest in and to the Loan and the Original Note, (b) Investor hereby accepts such assignment and assumes all of Original Lender’s obligations under the Original Note, as amended hereby, (c) Borrower hereby acknowledges and consents to the assignment and assumption of the Original Note, as amended hereby and (d) each of Original Lender, Investor and Borrower hereby agree to amend and restate the Original Note as set forth herein.

Original Lender hereby represents and warrants that Original Lender has not assigned the Original Note or the Loan or any rights thereunder to any Person, other than pursuant to this Note.

FOR VALUE RECEIVED, the Borrower, hereby promises to pay to the order of Investor (“Lender”), the principal sum of Two Hundred Million United States Dollars (USD 200,000,000), together with interest thereon, on the terms and conditions set forth in this Note.

1.	INTERPRETATION

1.1    Definitions. Where used in this Note, each of the following words and phrases has the meaning set out below:

(a)	“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

(b)	“Bond Obligations” means Borrower’s obligations under the following bond agreements (as such agreements may be amended from time to time, the “Bond Agreements”): (i) the bond agreement dated January 25, 2012 relating to the “FRN Teekay Offshore Partners L.P. Senior Unsecured Bond Issue 2012/2017” with ISIN NO 001063532.9, in aggregate principal amount of NOK 600,000,000 and an original maturity date set to January 27, 2017, and (ii) the bond agreement dated January 21 2013 relating to the “FRN Teekay Offshore Partners L.P. Senior Unsecured Bond Issue 2013/2018” with ISIN NO 001 0670128, in aggregate principal amount of NOK 800,000,000 and an original maturity set to January 25, 2018.

(c)	“Business Day” means any day except Saturday, Sunday or a statutory holiday in New York.

(d)	“Change of Control” means:

(1)    where all management powers over the business and affairs of Borrower are vested exclusively in its general partner:

a.    (i) Original Lender, (ii) Investor or any of its Controlled Investment Affiliates (but not including any portfolio companies of any of the foregoing) and (iii) any Group of which any of the foregoing are members (so long as, with respect to this clause (iii), those Persons referred to in clauses (i) and (ii) collectively own, directly or indirectly, a minimum of fifty point one percent (50.1%) of the voting rights in Teekay Offshore GP LLC held by such Group), cease to own, collectively, directly or indirectly, a minimum of fifty point one per cent (50.1%) of the voting rights in Teekay Offshore GP LLC; or

b.    Teekay Offshore GP LLC ceases to be the general partner of Teekay Offshore Partners L.P.; or

(2)    where all management powers over the business and affairs of Borrower are vested exclusively in a board of directors of Borrower,

a.    (i) Original Lender, (ii) Investor or any of its Controlled Investment Affiliates (but not including any portfolio companies of any of the foregoing) and (iii) any Group of which any of the foregoing are members (so long as, with respect to this clause (iii), those Persons referred to in clauses (i) and (ii) collectively own, directly or indirectly, a minimum of fifty point one percent (50.1%) of the voting rights in Borrower held by such Group), cease to be the holder, collectively, directly or indirectly, of (A) a minimum of fifty point one per cent (50.1%) of the voting rights to elect the members of that board of directors or (B) of the voting rights to elect a minimum of fifty point one per cent (50.1%) of that board of directors.

(e)	“Confidential Information” means confidential and other information (whether in writing or any other form of communication) concerning Lender and its business, financial condition, operations, assets and/or liabilities, including those of Borrower’s Affiliates (as defined in the Investment Agreement); provided, however, that the term “Confidential Information” does not include information which (i) was already in Lender’s possession prior to the time of disclosure to Lender by or on behalf of Borrower, provided that such information did not come from a source known by Lender to be bound by a confidentiality agreement with Borrower, or otherwise prohibited from disclosing the information to Lender by a contractual, legal or fiduciary obligation to Borrower, (ii) was or becomes available to the public other than as a result of a disclosure by Lender or (iii) becomes available to Lender on a non-confidential basis from a source other than Borrower, provided that such source is not known by Lender to be bound by a confidentiality agreement with Borrower, or otherwise prohibited from disclosing the information to Lender by a contractual, legal or fiduciary obligation to Borrower.

(f)	“Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

(g)	“Controlled Investment Affiliate” shall mean, with respect to Investor, any investment fund, co-investment vehicle and/or similar investment vehicle or managed account that (a) is organized by Investor or any Affiliate of Investor for the purpose of making equity or debt investments in one or more companies and (b) is controlled by or is under common control with Investor.

(h)

“Debt” means, without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under leases that constitute capital leases in accordance with generally accepted accounting principles as of the date of this Note; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f); and (h) indebtedness set out in clauses (a) through (g) of any Person other than Borrower secured by any lien on any asset of Borrower, whether or not such indebtedness has been assumed by Borrower.

(i)	“Effective Date” means July 1, 2016.

(j)	“Event of Default” has the meaning given to it in Section 4.1.

(k)	“Group” means, two or more Persons who agree to act together, through partnership, limited partnership, syndicate or other group or arrangement for the purpose of acquiring, holding, voting or disposing of securities of Teekay Offshore GP L.L.C. or Borrower, as applicable.

(l)	“Governmental Entity” means any (i) federal, state or local, domestic or foreign governmental or regulatory (including any stock exchange) authority, agency, court, commission or other entity or self-regulatory organization or (ii) arbitral body (public or private).

(m)	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity or other entity.

(n)	“VWAP Price” means, as of the applicable date of determination, the volume weighted average closing price of a Common Unit of Borrower on the national securities exchange on which the Borrower’s Common Units are then listed (or admitted to trading) for the ten most recent trading days.

1.2    Currency. All references to currency in this Note are references to the United States Dollars.

1.3    Costs and Expenses. Borrower shall pay any and all costs and expenses (including but not limited to, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with any action or proceeding instituted for collection of any payment under this Note or the Loan.

1.4    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Note shall in all respects be governed by and be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, for the purposes of any action, claim or other proceeding arising out of this Note and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such action, claim or other proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, claim or other proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.2 hereof shall be effective service of process for any such claim, dispute or other proceeding. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.4.

1.5    Amendments. No amendment or waiver of any provision of this Note, nor consent to any departure by Borrower from any such provision, shall in any event be effective unless such amendment, waiver or consent is in a writing signed by Lender and Borrower (with the approval of the Conflicts Committee of the Board of Directors of Borrower’s general partner if (a) such amendment, waiver or consent is adverse to Borrower and (b) at the time of such amendment, waiver or consent, Lender and/or its Affiliates control Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

1.6    Severability. If any one or more of the provisions contained in this Note is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

1.7    Included Words. Wherever the singular or the masculine is used herein the same shall be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

1.8    Headings. The headings to the clauses of this Note are inserted for convenience only and shall not affect the construction hereof.

2.	TERMS OF THE LOAN

2.1    Loan Amount. Borrower acknowledges and agrees that the outstanding balance of the Loan as of the Effective Date and as of the date hereof is Two Hundred Million United States Dollars (USD 200,000,000).

2.2    Subordination. Notwithstanding any other provision to the contrary, payment of the Loan principal is subordinate to payment of the Bond Obligations and no cash payment of interest may be made at any time that an “Event of Default” (as defined in either Bond Agreement) exists. Until payment in full of the Bond Obligations, Borrower shall not pay and Lender may not receive and retain any payment of Loan principal.

2.3    Payments of Principal. Borrower shall pay the Loan principal, together with accrued interest on the unpaid Loan principal, in full on the later of (i) January 1, 2022 and (ii) the first Business Day following payment in full of the Bond Obligations.

2.4    Prepayments. The Loan will not be redeemable, payable or prepayable prior to January 1, 2022.

2.5    Accrual and Payment of Interest. Interest shall accrue from day to day on the outstanding Loan principal amount outstanding from time to time at the rate of 10% per annum. Accrued and unpaid interest shall be due and payable by Borrower to Lender quarterly on each March 31, June 30, September 30 and December 31 as follows: (i) following payment in full of the Bond Obligations, in immediately available funds and (ii) during the period until the Bond Obligations are paid in full, (A) one-half in immediately available funds and (B) the balance by delivery of that number of Borrower’s Common Units equal to the result of dividing such balance due by the VWAP Price determined as of the date such balance is due. The foregoing notwithstanding, upon the election of the Lender, some or all of the portion of accrued interest described in item (ii)(B) of this Section 2.5 may be paid in immediately available funds provided that if, within one hundred and seventy-five (175) days of such payment, Borrower has not received net proceeds from the sale of equity equal to the amount of such payment (such proceeds having not otherwise been identified or designated as proceeds off-setting any other dividend, loan payment or other cash distribution by Borrower), then Lender shall within five days purchase from Borrower that number of Borrower’s Common Units equal to the shortfall in such net proceeds, at the VWAP Price per Common Unit determined as of the date of the purchase. If any cash payment of interest required under this Section 2.5 is prohibited by Section 2.2, the amount of such cash payment owing shall be added to the Loan principal as of the date such cash payment is due. On the date hereof, current accrued and unpaid interest is equal to USD $1,444,444. Notwithstanding anything to the contrary, the Original Lender shall be entitled to payment of all accrued and unpaid interest through the Closing Date (as defined in the Investment Agreement).

2.6    Default Interest. Upon and following any Event of Default, all amounts payable hereunder shall bear interest at the rate of 12% per annum from the date of such Event of Default until such amount is paid in full.

2.7    Place of Payments. Except as otherwise provided in Section 2.5, all payments to be made by Borrower to Lender under this Note shall be made to Lender in immediately available funds at its office first noted above, or at such other place as Lender shall designate in writing.

2.8    Application of Payments. All payments made hereunder shall be applied first to the payment of any costs and expenses outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under this Note.

2.9    Rescission of Payments. If at any time any payment made by Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

3.	COVENANTS

Borrower covenants and agrees with Lender that:

3.1    Conduct of Business. Borrower will carry on and conduct its business in a proper business-like manner in accordance with good business practice and, without limitation, will do or cause to be done all such acts and things to maintain its properties and assets in a business-like manner and preserve and maintain its existence, licenses, rights, franchises and privileges in the jurisdiction of its formation, amalgamation or continuation, as the case may be, and all authorizations, consents, approvals, orders, licenses, exemptions from or registrations or qualifications with any court or governmental department, public body, authority, commission, board, bureau, agency or instrumentality that are necessary or materially valuable in the operation of its business.

3.2    Comply with Laws. Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, non-compliance with which might adversely affect Borrower’s business or credit, except that Borrower need not comply with a requirement then being contested by Borrower in good faith by appropriate proceedings as long as no interest of Lender may be materially impaired thereby.

3.3    Records. Borrower will keep adequate records and books of account reflecting all financial transactions in conformity with generally accepted accounting principles and, when requested so to do, forthwith make available for inspection by duly authorized representatives of Lender any of its books and records and furnish Lender with any information regarding its business affairs and financial condition.

3.4    Stay, Extension and Usury Laws. Borrower covenants that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Note; and Borrower hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Lender, but shall suffer and permit the execution of any power herein granted to Lender, but shall suffer and permit the execution of every such power as though no such law has been enacted.

3.5    Reports. Borrower covenants that it will provide Lender the following (with any such items filed or furnished under the Edgar system of the U.S. Securities and Exchange

Commission within the applicable time period set forth in this Section 3.5 being deemed provided to the Lender):

(i)    within 120 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 20-F, or any successor or comparable form, filed with the Securities and Exchange Commission, including consolidated financial statements (which shall include a consolidated balance sheet and consolidated statements of income and cash flows) for Borrower, including an audit report on the consolidated financial statements by a firm of independent certified public accountants of recognized national standing, in accordance with United States generally accepted accounting principles as in effect from time to time;

(ii)    within 75 days after the end of each fiscal quarter (other than the fourth fiscal quarter), consolidated financial statements (which shall include a consolidated balance sheet and consolidated statements of income and cash flows) for Borrower, reviewed in accordance with AU Section 722 by a firm of independent certified public accountants of recognized national standing, in accordance with United States generally accepted accounting principles as in effect from time to time; and

(iii)    reasonable access to the offices and the properties of Borrower, including its books and records, all upon reasonable notice and at such reasonable times and as often as Lender may reasonably request, and an opportunity to receive and discuss with senior management of Borrower on a regular basis, during normal business hours and without unduly interfering with the operation of the business, monthly reports regarding financial, operating, strategic and such other matters relating to the management of Borrower as may be mutually acceptable to management and Borrower in good faith.

3.6    Confidentiality. Lender agrees that it will use Confidential Information it receives in connection with this Note solely for the purpose of evaluating the Loan and its rights under this Note. In addition, Lender will keep such Confidential Information confidential except to the extent that disclosure of such information (i) has been consented to in writing by Borrower, (ii) is required to be disclosed by applicable law, regulation, legal process, regulatory inquiry, supervisory authority or other applicable judicial or governmental order or (iii) is made to Lender’s directors, officers, employees, advisors, attorneys and accountants who need to know such information for the purpose of evaluating the Loan and Lender’s rights under this Note and who are informed by Lender of the confidential nature of the Confidential Information and agree to be bound by the terms of this Section 3.6. Lender acknowledges that it is aware, and that it has advised or will advise its directors, officers, employees, advisors, attorneys and accountants to whom any Confidential Information is disclosed pursuant to the terms of this Section 3.6 that the United States securities laws would prohibit any Person who has material, nonpublic information concerning Borrower or its business from purchasing or selling securities of Borrower or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

3.7    Notice of Events of Default. As soon as possible and in any event within five (5) Business Days after it becomes aware that an Event of Default has occurred, notify Lender in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such default or Event of Default.

3.8    Further Assurances. The parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Note.

4.	EVENTS OF DEFAULT

4.1    Events of Default. Each of the following events constitutes an “Event of Default” under this Note:

(a)	Borrower defaults in the payment or delivery when due of any amount payable, or Common Units to be delivered, under this Note;

(b)	Borrower defaults in the performance of any other term, covenant, condition, agreement, undertaking or provision of this Note and such default continues for more than thirty (30) days after written notice thereof has been given by Lender to Borrower;

(c)	an order is made or a resolution passed for the liquidation or winding-up of Borrower;

(d)	Borrower becomes insolvent, admits in writing its inability to pay its debts as they become due or otherwise acknowledges its insolvency, commits an act of bankruptcy, makes an assignment or bulk sale of its assets, is adjudged or declared bankrupt or makes an assignment for the benefit of creditors or a proposal or similar action under any bankruptcy and insolvency legislation applicable to Borrower, or commences any other proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or thereafter in effect, or consents to any such proceeding;

(e)	(i) Borrower fails to pay when due any of its Debt (other than Debt arising under this Note) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (ii) one or more judgments or decrees shall be entered against Borrower and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, which Debt or judgment aggregates Fifty Million United States Dollars (USD 50,000,000) or more; and

(f)	a Change of Control, other than if, immediately prior to consummation of such Change of Control, Investor and/or any of its Controlled Investment

Affiliates own a majority of the Common Units of Borrower and such Change of Control arises from the sale, assignment or disposition (including, as used in this clause (f), by merger, share exchange, consolidation or similar transaction) of any equity interest in Teekay Offshore GP L.L.C. or Borrower by Investor or any of its Controlled Investment Affiliates, unless such Change of Control results from the sale, assignment or disposition, directly or indirectly, of all of the equity interests in Teekay Offshore GP L.L.C. or Borrower.

4.2    Remedies For Events of Default. Upon the occurrence of an Event of Default, Lender may, subject to the limitations set forth in Section 2.2:

(a)	forthwith declare due and payable the outstanding Loan principal and any accrued interest thereon without demand, protest or other notices of any kind, all of which are hereby expressly waived; and/ or

(b)	exercise any and all rights, powers, remedies and recourses available to Lender under this Note, at law, in equity or otherwise;

provided, however that, if an Event of Default described in Section 4.1(c) or (d) shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of Lender.

4.3    Waiver of Default. Lender may by written instrument in its absolute discretion at any time and from time to time waive any breach by Borrower of any of the covenants herein or any of the Events of Default listed in Section 4.1.

4.4    No Waiver. No failure or delay on the part of Lender in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

5.	CONDITIONS PRECEDENT

The effectiveness of this Note, the assignment and assumption hereunder and the obligations of the Borrower contained in this Note are subject to, and expressly conditioned on (a) the substantially concurrent Closing (as defined in the Investment Agreement) under the Investment Agreement and (b) the payment by Lender to Original Lender of (i) One Hundred and Forty Million United States Dollars (USD 140,000,000) by wire transfer to a bank account designated in writing by Original Lender at least two Business Days prior to the Closing, in immediately available funds and (ii) 11,440,945 Warrants (as defined in the Investment Agreement).

6.	WARRANTIES AND REPRESENTATIONS

Borrower hereby warrants and represents to Lender that:

6.1    Due Formation. Borrower has been duly formed pursuant to the laws of the Republic of the Marshall Islands, and that it has been validly organized and is validly existing and in good standing with respect to the filing of all required reports under the laws of the Republic of the Marshall Islands.

6.2    Power. Borrower has all requisite power and authority to carry on its business as the same is now being conducted and in the jurisdictions where it is carried on and is authorized and empowered to authorize, create, execute and deliver and to carry out and perform its obligations, covenants and agreements under this Note.

6.3    Note Validly Authorized. This Note has been duly and validly authorized and executed by it and when delivered to Lender will constitute a valid, legal and binding obligation of it.

6.4    No Defaults. Neither the creation, authorization, execution or delivery of any of this Note, nor the performance or observance of covenants, agreements or obligations to be kept, observed or performed by it under the same conflicts with or will conflict with or results or will result in a breach of any of the terms, provisions or conditions of any law or any regulation, any order, writ, injunction or decree of any court or other agency of government or any agreement or instrument to which it is a party, by which it is bound or to which any of its properties or assets are subject.

7.	MISCELLANEOUS

7.1    Survival of Representations, etc. All representations, warranties, covenants and agreements made herein and in any certificate or other document expressed to be delivered pursuant hereto by or on behalf of Borrower shall continue in full force and effect so long as any of the principal amount of or interest on the Loan remains outstanding and unpaid.

7.2    Notice. A notice, demand, consent or request required or permitted to be given pursuant to this Note may only be given in writing and by delivery or by confirmed facsimile transmission to the address or facsimile number of such party set out below or at such other address or facsimile number as that party may designate by notice under this Note:

(a) if to Lender:	(b) if to Borrower:

Brookfield TK TOLP L.P.

c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Attention: Manager - Corporate Services

Facsimile:       (441) 296-4475

E-mail:            Jane.Sheere@brookfield.com

Teekay Offshore Partners L.P. 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton HM 08, Bermuda Attention: Corporate Secretary Facsimile: (441) 292-3931 Email: Edie.Robinson@teekay.com with a copy to (which copy alone shall not constitute notice):

Brookfield TK TOLP L.P.

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:          Ryan Szainwald, Senior Vice President

Facsimile:          (416) 369-2301

Email:                Ryan.Szainwald@brookfield.com

Any notice aforesaid shall, if actually delivered be deemed to have been given and made at the time of delivery and if sent by facsimile device be deemed to have been given or made on the day in the jurisdiction of the sender following the date it was sent.

7.3    Time of the Essence. Time is expressly declared and stipulated to be of the essence hereunder in respect of all payments to be made and all covenants, agreements and obligations to be performed and fulfilled hereunder. Any extension of time shall not be deemed to be or to operate in law as a waiver on the part of Lender that time is to be of the essence.

7.4    Non-Business Days. If the date upon which any act or payment hereunder is required to be done or made falls on a day which is not a Business day, then such act or payment shall be performed or made on the following Business day.

7.5    Granting Extensions, etc. Lender may grant extensions, accept compositions, grant releases and discharges, and otherwise make arrangements and deal with Borrower and with other Persons as Lender may see fit, without prejudice to their respective liability to Lender or Lender’s rights hereunder.

7.6    Enurement; Assignment. This Note will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Note may be assigned or transferred by Lender to any Person. Borrower may not assign or transfer this Note or any of its rights or obligations hereunder without the prior written consent of Lender.

7.7    Counterparts. This Note may be executed in any number of counterparts or facsimile counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned execute this Note, effective as of the date first above written.

TEEKAY OFFSHORE PARTNERS L.P.

By: Teekay Offshore GP L.L.C., its general partner

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Secretary

ACKNOWLEDGED AND AGREED:

BROOKFIELD TK TOLP L.P.

By:	/s/ Gregory E A Morrison
Name:	Gregory E A Morrison
Title:	Director

ACKNOWLEDGED AND AGREED:

TEEKAY CORPORATION

By:	/s/ Kenneth Hvid
Name:	Kenneth Hvid
Title:	President & CEO